Exhibit 10.25

UNISYS CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT INCOME PLAN

(AS AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2009)

PREAMBLE

The Unisys Corporation Supplemental Executive Retirement Income Plan, as amended and restated (the “Supplemental Plan”), was adopted by Unisys Corporation (the “Company”) to provide for the payment of supplemental pension benefits to certain employees who retire under the terms of the Unisys Pension Plan (the “Company Plan”). Capitalized terms which are used and not otherwise defined in this Supplemental Plan have the same definition assigned to them in the Company Plan.

The Supplemental Plan was originally adopted by Burroughs Corporation, effective January 1, 1976, and prior to April 1, 1988 was known as the Burroughs Corporation Supplemental Executive Retirement Income Plan (the “Burroughs Plan”). The Burroughs Plan provided for the payment of supplemental pension benefits to employees of the Company who participated in the Burroughs Employees’ Retirement Income Plan. Prior to April 1, 1988, the Company also maintained the Sperry Excess Benefit Plan (the “Sperry Plan”) which provided for the payment of supplemental pension benefits to employees of the Company who participated in Part A of the Sperry Retirement Program. (The Burroughs Plan and Sperry Plan will be collectively referred to hereinafter as the “Prior Plan(s).”) Effective April 1, 1988, supplemental pension benefits were provided to employees under the Supplemental Plan who participated in the Unisys Pension Plan pursuant to the terms of the Supplemental Plan.

The provisions of Part IV of the Supplemental Plan (effective from April 1, 1988 through May 31, 1988) have been amended and restated effective June 1, 1988 and later amended and restated effective January 1, 2005 and Part IV was renamed the Unisys Corporation Elected Officers’ Pension Plan. The provisions of that plan are set forth in a separate plan document.

The Supplemental Plan has been amended and restated several times since April 1, 1988. The Supplemental Plan was frozen effective after December 31, 2006 so that no additional benefits may be accrued hereunder after December 31, 2006.

The Supplemental Plan is now hereby further amended and restated effective January 1, 2009 to implement changes required pursuant to and consistent with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations issued thereunder. Benefit payments on or after January 1, 2009 are generally governed by this Supplemental Plan document as amended and restated effective January 1, 2009. Supplemental Plan benefit payments commencing prior to January 1, 2009 are governed by the terms of the Supplemental Plan as they existed prior to this amendment and restatement and are either grandfathered from the requirements of section 409A of the Code or payable pursuant to a fixed schedule as required by, and in compliance with, section 409A of the Code. Between January 1, 2005 and December 31, 2008 the Supplemental Plan has been operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service pursuant to section 409A of the Code. This amendment and restatement is adopted in conformity with final regulations under section 409A of the Code issued by the Treasury Department on April 10, 2007 and effective January 1, 2009.

The Supplemental Plan as set forth herein only applies to those Participants in the Supplemental Plan who are entitled to commence a benefit from the Supplemental Plan after December 31, 2008, but does not apply to that portion of a Participant’s benefit under the Plan that was earned and vested on December 31, 2004, within the meaning of Treasury Regulations section 1.409A-6(a)(2) (the “Pre-2005 Benefit”). Any Participant who is entitled to commence his or her Pre-2005 Benefit from the Plan after December 31, 2008, and (a) who terminated employment prior to January 1, 2005, shall have the terms and conditions of his or her Pre-2005 Benefit governed by the terms and conditions of the Supplemental Plan as in effect on the date of his or her termination of employment, or (b) who terminates employment at any time on or after January 1, 2005, shall have the terms and conditions of his or her Pre-2005 Benefit governed by the terms and conditions of the Supplemental Plan as in effect on October 3, 2004.

Purpose

The Supplemental Plan (which consolidates the provisions of Parts I and II of the Burroughs Plan) provides for the payment of pension benefits that would have been paid under the Company Plan but for the benefit limitations imposed by the Code. The Supplemental Plan also provides for the payment of pension benefits that would have been paid under the Company Plan if deferred salary, bonuses and commissions had been included in the calculation of the employee’s Compensation. The Supplemental Plan, as amended and restated herein, is intended to be maintained and operated in accordance with the requirements of section 409A of the Code and the regulations issued thereunder with respect to any portion of a Participant’s benefit under the Supplemental Plan that is paid on or after January 1, 2009.

Effective Date

Effective after December 31, 2006, the Supplemental Plan was frozen and no additional benefits may be accrued hereunder. The Supplemental Plan, as amended and restated herein, is effective January 1, 2009.

ARTICLE I – SUPPLEMENTAL BENEFITS

1.1 Eligibility

(a) Each Employee who is a Participant in the Company Plan and whose pension benefits payable under the Company Plan are limited by the compensation or benefit limitations set forth in Sections 401(a)(17) or 415 of the Code is eligible for the benefits described in Section 1.2(a)(1) hereunder.

(b) Each Employee who is a Participant in the Company Plan and who has elected to defer base pay, bonus and commissions is eligible for the benefits described in Section 1.2(a)(2) hereunder.

(c) An Employee who terminates employment prior to earning a vested right in an accrued benefit under the Company Plan will not be eligible to receive the benefits provided hereunder.

(d) An Employee entitled to receive a benefit under the Supplemental Plan shall hereinafter be referred to as a “Participant”.

(e) Notwithstanding any provision in this Supplemental Plan to the contrary, an Employee who is hired or rehired on or after January 1, 2007 shall not become a Participant in the Supplemental Plan on or after such date (or resume participation in the Supplemental Plan on or after such date).

1.2 Calculation of Supplemental Pension Benefit

(a) Subject to subsections (b) and (e), a Participant or the Participant’s Beneficiary, if applicable, shall be entitled to receive a supplemental pension benefit under this Supplemental Plan equal to the pension benefit that would have been paid to such Participant or his or her Beneficiary under the terms of the Company Plan, calculated as if:

(1) the Company Plan were administered without regard to the compensation and benefit limitations imposed under Sections 401(a)(17) or 415 of the Code; and

(2) any deferred compensation under an arrangement approved by the Board (or its delegate) not included in the Company Plan had been included in the Participant’s Compensation in the month in which the Participant would have received the bonus or variable compensation amount or salary (but for the Participant’s election to defer).

(b) The supplemental pension benefit calculated under subsection (a) shall be reduced by the Participant’s Pre-2005 Benefit and his or her benefit payable under the Company Plan, which reductions shall be applied separately with respect to that portion of each benefit that comprises the Retirement Accumulation Account and that portion that comprises the Residual Annuity. For purposes of determining the present value of the Pre-2005 Benefit in accordance with Treasury Regulations section 1.409A-6(a)(3), the actuarial assumptions in Appendix C Table IX of the Company Plan shall be applied. The Pre-2005 Benefit and the benefit payable under the Company Plan shall be calculated as of the date on which the benefit is payable to the Participant under this Supplemental Plan pursuant to Section 2.5 of the Supplemental Plan regardless of whether the Pre-2005 Benefit or the Company Plan benefit is actually payable on that date. The Pre-2005 Benefit and the benefit payable under the Company Plan shall be determined as if each such benefit is payable in the form of a Qualified Joint and 50% Survivor Annuity if the Participant is married on the date of payment from the Supplemental Plan, or a single life annuity if the Participant is not married on the date of payment from the Supplemental Plan calculated using the applicable actuarial assumptions in effect under the Company Plan on the date of payment from the Supplemental Plan. The actuarial assumptions shall be applied separately to that portion of each benefit that comprises the Residual Annuity and that portion of each benefit that comprises the Retirement Accumulation Account; provided, that with respect to that portion of each benefit that comprises the Retirement Accumulation Account, such benefit shall be determined by taking the Annuity Equivalent of the Participant’s account(s) on the date of payment from the Supplemental Plan. The total of these two benefit portions under the Company Plan shall comprise the Company Plan offset, and the total of these two portions of the Pre-2005 Benefit shall comprise the Pre-2005 Benefit offset. The calculations will be made by utilizing methods and assumptions that the Committee deems to be reasonable and consistent with the requirements of section 409A of the Code and the regulations issued thereunder.

(c) For purposes of subsection (a)(2), the subsequent receipt of any deferred annual bonus amount or salary included in the Participant’s compensation after commencement of benefit under the Supplemental Plan shall not be considered for purposes of benefit calculation hereunder.

(d) The supplemental pension benefit calculated under subsection (a) shall exclude any amount of a Participant’s accrued benefit payable under the Company Plan attributable to the 2000 Additional Benefit, the 2001 Additional Benefit and the 2002 Additional Benefit described in Appendix I of the Company Plan.

(e) Notwithstanding any provision in this Supplemental Plan to the contrary, no Participant shall accrue any additional service, benefits or cash balance pay credits after December 31, 2006, nor shall any compensation earned by a Participant after December 31, 2006 be considered in calculating a Participant’s benefit, provided, however, that a Participant shall continue to earn interest credits and service for vesting and for determining eligibility for early retirement benefits and subsidies.

ARTICLE II – GENERAL PROVISIONS OF THE SUPPLEMENTAL PLAN

2.1 Survivor Benefits

(a) If a Participant dies prior to commencement of his or her benefit under this Supplemental Plan, the Participant’s surviving spouse, if any, shall receive a life annuity based on the Participant’s benefit, if any, under this Supplemental Plan that is attributable to the Retirement Accumulation Account commencing on the later of the first day of the month following the (i) month in which the Participant’s death occurs, or (ii) date the Participant would have attained age 55. If a Participant dies prior to commencement of his or her benefit under this Supplemental Plan, and the Participant does not have a surviving spouse, the Participant’s designated beneficiary, if any, on file with the Company shall receive a life annuity based on the Participant’s benefit, if any, under this Supplemental Plan that is attributable to the Retirement Accumulation Account commencing on the later of the first day of the month following the (i) month in which the Participant’s death occurs, or (ii) date the Participant would have attained age 55. If a Participant does not have a designated beneficiary on file with the Company at the time of the Participant’s death or the Participant’s designated beneficiary predeceases the Participant, the Participant’s beneficiary shall be his surviving children, equally, or if none, then his parents, or if none survive, then his brothers and sisters, equally, or if none, then no survivor benefit will be paid to any individual, estate, or trust on account of the Participant’s death pursuant to Section 2.1(a).

(b) If a Participant dies prior to commencement of his or her benefit under this Supplemental Plan, the Participant’s surviving spouse, if any, shall receive a life annuity based on the Participant’s benefit, if any, under this Supplemental Plan that is attributable to the Residual Annuity commencing on the later of the first day of the month following the (i) month in which the Participant’s death occurs, or (ii) date the Participant would have attained age 55. The annuity payable to the surviving spouse shall be equivalent to 50% of the reduced (actuarial equivalent) joint and 50% survivor annuity that would have been payable to the Participant. If a Participant dies prior to commencement of his or her benefit under this Supplemental Plan, and the Participant does not have a surviving spouse, no survivor benefit will be paid to any individual, estate or trust on account of the Participant’s death pursuant to Section 2.1(b)

2.2 Vesting of Benefits

Any benefit payable under this Supplemental Plan shall be vested in the same manner and percentage as benefits accrued under the Company Plan.

2.3 Forfeiture of Benefits

Any benefit payable under this Supplemental Plan shall be forfeitable in the event it is found by the Committee that a Participant, either during employment with, or following his Separation from Service (as defined below) with the Company, willfully engaged in any activity which is determined by the Committee to be materially adverse or detrimental to the interests of the Company, including any activity which might reasonably be considered by the Committee to be of a nature warranting dismissal of an employee for cause. If the Committee so finds, it shall require the forfeiture of benefits payable to the Participant and, after furnishing notice to the Participant, shall terminate benefits under this Supplemental Plan and no further benefits shall be paid. Prior to termination, the Committee will consider in its deliberation relative to this provision any explanation or justification submitted to it in writing by the retired member within 60 days following the giving of such notice.

Except as heretofore provided for in this Section 2.3, the acceptance by a Participant of any benefit under this Supplemental Plan shall constitute an agreement with the provisions of this Supplemental Plan and a representation that he or she is not engaged or employed in any activity serving as a basis for suspension or forfeiture of benefits hereunder.

2.4 Administration

This Supplemental Plan shall be administered by the committee or such other person or persons (or his or their delegate(s)) (the “Committee”) appointed by the Board of Directors to administer the Company Plan. The Committee shall administer this Supplemental Plan in a manner consistent with the administration of the Company Plan, except that this Supplemental Plan shall be administered as an unfunded plan which is not intended to meet the qualification requirements of section 401(a) of the Code. The Committee’s decision in all matters involving the interpretation and application of this Supplemental Plan shall be final, binding and conclusive on all Participants and their Beneficiaries.

2.5 Payment of Benefits

Payment of vested benefits under this Supplemental Plan shall be made as provided below:

(a) Except as provided in subsections (c) or (d) below, payment of the portion of the Participant’s benefit, if any, under this Supplemental Plan that is attributable to the Retirement Accumulation Account shall commence to be paid to the Participant on the first day of the month following the month in which the later of the following two events occurs: (i) the Participant’s “Separation from Service” (within the meaning of section 409A of the Code and the regulations issued thereunder) occurs or (ii) his or her attainment of age 55. The Participant’s benefit, if any, under this Supplemental Plan that is attributable to the Retirement Accumulation Account shall be paid to the Participant as a life annuity, if the Participant is single, or as a reduced (actuarial equivalent) joint and 50% survivor annuity, if the Participant is married. Such reduction shall be consistent with the actuarial assumptions applicable under the Company Plan for conversion of the Retirement Accumulation Account to a single life annuity with subsequent conversion to a joint and 50% survivor annuity.

(b) Except as provided in subsections (c) or (d) below, payment of the portion of the Participant’s benefit, if any, under this Supplemental Plan that is attributable to the Residual Annuity shall commence to be paid to the Participant on the first day of the month following the month in which the later of the following two events occurs: (i) the Participant’s Separation from Service or (ii) his or her attainment of age 55. The Participant’s benefit, if any, under this Supplemental Plan that is attributable to the Residual Annuity shall be paid to the Participant as a life annuity, if the Participant is single, or as a reduced (actuarial equivalent) joint and 50% survivor annuity, if the Participant is married. Such reduction shall be consistent with the actuarial assumptions applicable under the Company Plan for conversion of the single life annuity with subsequent conversion to a joint and 50% survivor annuity with respect to the Residual Annuity.

(c) Notwithstanding subsections (a) and (b) above, with respect to any Participant who had a Separation from Service on or after January 1, 2005, and prior to January 1, 2009, and did not commence receipt of his or her entire benefit under this Supplemental Plan prior to January 1, 2009 as a result of the linking of the benefit under the Supplemental Plan to the commencement of the Participant’s benefit under the Company Plan, in reliance on the transition relief set forth in the Proposed Regulations under Section 409A of the Code and IRS Notice 2007-86, (i) if such a Participant attains age 55 on or prior to June 30, 2009, such Participant shall commence receipt of his or her benefit under the Supplemental Plan on July 1, 2009, and (ii) if such a Participant attains age 55 on or after July 1, 2009, such Participant shall commence receipt of his or her benefit under the Supplemental Plan on the first day of the month following the month in which the Participant attains age 55. The benefit payable to a Participant pursuant to this subsection (c) shall be determined in accordance with, and in the same form as described in, subsections (a) and (b) above, as applicable and to the extent not previously paid to the Participant.

(d) Notwithstanding subsections (a) and (b) above, if at the time of the Participant’s Separation from Service the Participant is a Specified Employee (as defined in subsection (e) below) and the Participant’s benefit is to commence on account of his or her Separation from Service, the payment of such Participant’s benefit under subsections (a) and (b) shall not commence until the first day of the month next following the six month anniversary of the Participant’s Separation from Service; provided, that such first payment shall include the monthly payments, without interest, that would have been paid to the Participant for the first six months following his or her Separation from Service, but for this subsection (d).

(e) For purposes of this Supplemental Plan, the term “Specified Employee” shall mean any Participant who, at any time during the twelve month period ending on the identification date (as determined by the Board or its delegate), is a specified employee under section 409A of the Code, as determined by the Board (or its delegate). The determination of “specified employees,” including the number and identity of persons considered “specified employees” and identification date, shall be made by the Board (or its delegate) in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

2.6 Participants’ Benefits

Benefits under this Supplemental Plan shall be payable from the general assets of the Company.

2.7 Amendments and Discontinuance

The Company expects to continue this Supplemental Plan indefinitely, but reserves the right to amend or discontinue it if, in its sole judgment, such a change is deemed necessary or desirable. However, if the Company should amend or discontinue this Supplemental Plan, the Company shall be liable for any benefits accrued under this Supplemental Plan as of the date of such action. Any change to the Supplemental Plan which adversely affects a Participant’s or

Beneficiary’s rights to benefits and/or the amount, form and manner in which benefits are accrued, vested and/or paid shall not affect the Participant’s or Beneficiary’s benefits accrued up to the date of the change. Changes which adversely affect the Participant’s or Beneficiary’s rights under the Supplemental Plan may only take effect on the adoption date of the change and on a going forward basis. Notwithstanding the foregoing, no Participant consent is necessary if any modification, amendment, suspension or termination of the Supplemental Plan is necessary to comply with the requirements of section 409A of the Code and its corresponding regulations.

2.8 Claims Procedure

(a) Claims. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Supplemental Plan (hereinafter referred to as “claimant”), or requesting information under the Supplemental Plan shall present the request in writing to the Committee, which shall respond in writing or electronically. The notice advising of the denial shall be furnished to the claimant within ninety (90) days of receipt of the benefit claim by the Committee, unless special circumstances require an extension of time to process the claim. If an extension is required, the Committee shall provide notice of the extension prior to the termination of the ninety (90) day period. In no event may the extension exceed a total of one hundred eighty (180) days from the date of the original receipt of the claim.

(b) Denial of Claim.

If the claim or request is denied, the written or electronic notice of denial shall state:

•	The reason(s) for denial;

•	Reference to the specific Supplemental Plan provisions on which the denial is based;

•	A description of any additional material or information required and an explanation of why it is necessary; and

•	An explanation of the Supplemental Plan’s claims review procedures and the time limits applicable to such procedures, including the right to bring a civil action under section 502(a) of ERISA.

(c) Review of Claim. Any claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing or electronic form to the Committee. Such request must be made within sixty (60) days after receipt by the claimant of the written or electronic notice of denial, or in the event the claimant has not received a response, sixty (60) days after receipt by the Committee of the claimant’s claim or request. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

(d) Final Decision. The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing or in electronic form and shall:

•	state the specific reason(s) for the denial;

•	reference the relevant Supplemental Plan provisions;

•

state that the claimant is entitled to receive, upon request and free of charge, and have reasonable access to and copies of all documents, records and other information relevant to the claim for benefits; and

•	state that the claimant may bring an action under section 502(a) of ERISA.

All decisions on review shall be final and bind all parties concerned.

2.9 Withholding. All federal, state and local income, employment or other taxes required to be withheld in connection with a benefit payment under the Supplemental Plan shall be the sole responsibility of the Employee. To the extent not otherwise paid for by the Participant, the Company shall have the right to deduct from any wages or other compensation payable to the Participant or any payment made pursuant to this Supplemental Plan any such taxes, as the Committee may determine in its sole discretion.

2.10 Code Section 409A. The Supplemental Plan is intended to comply with the applicable requirements of section 409A of the Code and related guidance, and shall be administered in accordance therewith. Notwithstanding anything in the Supplemental Plan to the contrary, distributions from the Supplemental Plan may only be made under the Supplemental Plan upon an event and in a manner permitted by section 409A of the Code and related guidance. To the extent that any provision of the Supplemental Plan would cause a conflict with the requirements of section 409A of the Code and related guidance, or would cause the administration of the Supplemental Plan to fail to satisfy the requirements of section 409A and related guidance, such provision shall be deemed null and void. In no event shall a Participant, directly or indirectly, designate the calendar year of payment of benefits under the Supplemental Plan.

IN WITNESS WHEREOF, and as evidence of the adoption of the Supplemental Plan as amended and restated herein, Unisys Corporation has caused this instrument to be executed by its duly authorized representatives.

UNISYS CORPORATION:

By:
Patricia Bradford

Dated: December , 2008